Exhibit 10.7

RESTRICTED SHARE AWARD AGREEMENT UNDER THE DREAMWORKS ANIMATION SKG, INC. AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of October «Day», 2014, between DreamWorks Animation SKG, Inc., a Delaware corporation (the “Company”), and Lew Coleman.

This Restricted Share Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award of [•] performance-based restricted shares (this “Award”) of the Company’s Class A Common Stock, $0.01 par value (“Share”), that are subject to certain restrictions on transfer and risks of forfeiture and other terms and conditions specified herein (“Restricted Shares”), and that are granted to you under the DreamWorks Animation SKG, Inc. Amended and Restated 2008 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, Shares, as set forth in Section 3 of this Award Agreement.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10. BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement, including but not limited to the provisions of Section 6(e) of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern. Except as explicitly set forth in this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Affiliates (an “Employment Agreement”), this Award Agreement will govern. Notwithstanding any provision of this Award Agreement to the contrary, in the event of any conflict between the terms of Section 6(e) of the Plan, on the one hand, and this Award Agreement or your Employment Agreement, on the other hand, the terms of Section 6(e) of the Plan shall govern except with respect to vesting of the Restricted Shares upon an event of termination of your employment by the Company without cause (as defined in your Employment Agreement) or by you for good reason (as defined in your Employment Agreement), which shall be governed by the terms Section 3(a)(iv) or Section 3(b) of this Award Agreement, as applicable.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Determination Date” means the date as soon as reasonably practicable following the applicable Performance Period, but in no event later than March 15 of the year following the end of the applicable Performance Period, as determined by the Committee, on which the Committee determines whether the Performance Goal has been achieved.

“Performance Goal” means the goal set forth on Schedule A, the achievement of which determines whether the Restricted Shares shall be eligible to vest pursuant to this Award Agreement.

“Performance Period” means the period beginning on January 1, 2015 and ending on December 31, 2015 or December 31, 2016.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Service Completion Date” means each of the dates specified in the table in Section 3(a)(i) of this Award Agreement on which the service requirement ends with respect to the portion of the Restricted Shares specified in such table.

“Vesting Date” means the date on which both the service requirements and performance requirements with respect to a portion of the Restricted Shares subject to this Award Agreement are satisfied. For the first two portions of the Restricted Shares, the Vesting Date will be the later of the Service Completion Date and the date on which the Committee determines that the Performance Goal has been achieved. For the remaining portions of the Restricted Shares, the Vesting Date will be Service Completion Date, provided that the Committee determines that the Performance Goal has been achieved.

SECTION 3. Vesting and Delivery. (a) Performance-Based Vesting. (i) On each Service Completion Date, the service requirements with respect to the portion of the Restricted Shares specified in the table below. On each Determination Date, the Committee shall determine whether the Performance Goal has been achieved for the applicable Performance Period and shall provide notice to you of such determination as soon as reasonably practicable following such determination in accordance with Section 11 of this Award Agreement. Except as otherwise determined by the Committee in its sole discretion, which shall be subject to Section 6(e) of the Plan, or provided in your Employment Agreement or in Section 3 of this Award Agreement, vesting of the Restricted Shares is contingent on the attainment of the Performance Goal as set forth on Schedule A. Accordingly, unless otherwise determined by the Committee in its sole discretion in accordance with Section 6(e) of the Plan or provided in your Employment Agreement or in Section 3 of this Award Agreement, your Restricted Shares will not vest unless the Committee determines that the Performance Goal has been achieved.

Service Completion Date	Percentage of the Restricted Shares Scheduled to Vest	Number of the Restricted Shares Scheduled to Vest
October [•], 2015	25%	[•]
October [•], 2016	25%	[•]
October [•], 2017	25%	[•]
October [•], 2018	25%	[•]

Upon a determination by the Committee that the Performance Goal has been achieved, and subject to the provisions of the Plan and this Award Agreement, on each Vesting Date, if you remain employed by the Company until the applicable Service Completion Date, the Restricted Shares subject to this Award Agreement will become fully vested and nonforfeitable, and the restrictions set forth in this Award Agreement shall lapse, in an amount equal to the percentage of Restricted Shares as corresponds to the applicable Service Completion Date, as indicated above. Furthermore, pursuant to Section 4 of this Award Agreement and except as otherwise determined by the Committee in its sole discretion in accordance with Section 6(e) of the Plan or provided in your Employment Agreement or in Section 3 of this Award Agreement, in order for any Restricted Shares to vest and the restrictions thereon set forth in this Award Agreement to lapse, the Committee must determine that the Performance Goal has been achieved and you must be employed by the Company or an Affiliate on the applicable Service Completion Date. For the avoidance of doubt, if the Committee determines on the first Determination Date that the Performance Goal has not been satisfied, the portion of the Restricted Shares corresponding to the first Service Completion Date will remain unvested and outstanding and, provided that the Committee determines that the Performance Goal has been achieved on the second Determination Date, such Restricted Shares will vest on the second Vesting Date, along with the second portion of the Restricted Shares.

(ii) In the event that, prior to the final Vesting Date, you commence a leave of absence (whether paid or unpaid) in accordance with the Company’s policies as in effect from time to time, your Restricted Shares will remain outstanding pursuant to the terms of this Section 3(a)(ii). Solely for purposes of this Award Agreement, your employment with the Company and its Affiliates will be deemed to continue until the earlier of (A) the six-month anniversary of the date that your leave of absence began and (B) March 15 of the year following the year in which your leave of absence began (the earlier of such dates, the “Final Return Date”). Therefore, in the event any Restricted Shares are outstanding on the date your leave of absence began, such Restricted Shares will remain outstanding until the Final Return Date and, if any portion of such Restricted Shares would otherwise have vested during that period had you not been on a leave of absence, that portion will vest on the date that such Restricted Shares would have otherwise vested. If you return to active employment prior to the Final Return Date, any outstanding Restricted Shares will remain outstanding following that date in accordance with their terms. In the event that you do not return to active employment with the Company or its Affiliates prior to the Final Return Date, then except as set forth in your Employment Agreement or as otherwise determined by the Committee in its discretion or as otherwise set forth in Section 3 of this Award Agreement, your rights with respect to your outstanding Restricted Shares for which the Vesting Date has not yet occurred will immediately terminate upon the Final Return Date, and you will be entitled to no further payments or benefits with respect thereto.

(iii) In the event that your employment with the Company is subject to an Employment Agreement, and prior to the earlier of (x) the expiration or termination of such Employment Agreement and (y) the final Vesting Date, the Company determines that you shall no longer be required to perform services for the Company or its Affiliates as specified in your Employment Agreement even though your Employment Agreement will remain in effect until its scheduled expiration date, then provided that you continue to comply with the terms of your Employment Agreement (but, for the avoidance of doubt, excluding any terms requiring you to perform such services as the Company has determined you are no longer required to perform), solely for purposes of Sections 3 and 4 of this Award Agreement, you will be deemed to remain employed until the earlier of (A) the scheduled expiration date of your Employment Agreement and (B) March 15 of the year following the year in which you ceased to perform services for the Company and its Affiliates. Upon the earlier of the events described in clauses (A) and (B) of the immediately preceding sentence, your employment with the Company and its Affiliates will be deemed to terminate, and your rights with respect to any outstanding Restricted Shares for which the Vesting Date has not yet occurred will terminate, and you will be entitled to no further payments or benefits with respect thereto. For the avoidance of doubt, except as otherwise set forth in your Employment Agreement, in no event will the scheduled expiration of your Employment Agreement, or termination of your employment for any reason thereafter, be deemed to be a termination of your employment that is subject to Section 3(a)(iv) or 3(a)(v) of this Award Agreement.

(iv) In the event that your employment with the Company is terminated due to an involuntary termination by the Company without cause (as defined in your Employment Agreement) or a termination by you for good reason (as defined in your Employment Agreement), except as otherwise set forth in Section 3(b) of this Award Agreement, any then outstanding Restricted Shares that you hold pursuant to this Agreement shall be treated as follows. If such termination occurs prior to the date on which the Committee determines that the Performance Goal has been achieved, the service requirements for all such outstanding Restricted Shares shall be deemed to have been met. On the applicable Determination Date, if the Committee determines that the Performance Goal has been achieved, all outstanding Restricted Shares shall immediately vest. If, on the final Determination Date, the Committee determines that the Performance Goal has not been achieved, then all such Restricted Shares shall be immediately forfeited in accordance with Section 4 of this Award Agreement. If such termination occurs on or following the date on which the Committee determines that the Performance Goal has been achieved, provided that the Committee has determined that the Performance Goal has been achieved, all outstanding Restricted Shares will be treated as time-based awards pursuant to the relevant provision of your Employment Agreement. Notwithstanding any provision of this Section 3(a)(iv) or Section 3(b) of this Award Agreement to the contrary, in the event of a change of control (as defined in your Employment Agreement) following a termination of employment without cause or for good reason, but prior to the date on which the Committee determines that the Performance Goal has been achieved, any then outstanding Restricted Shares will immediately vest upon such change of control.

(v) In the event that your employment with the Company is terminated due to incapacity (as defined in your Employment Agreement) or death, regardless of whether such termination occurs prior to, on or after the applicable Determination Date, then all outstanding Restricted Shares shall be treated as time-based vesting awards and be subject to the relevant provision(s) of your Employment Agreement, provided that, in the event such termination occurs on or after the final Determination Date, the Committee has determined that the Performance Goal has been achieved. In the event of any termination pursuant to this Section 3(a)(v), any Restricted Shares that do not vest pursuant to your Employment Agreement will be forfeited pursuant to Section 4 of this Award Agreement.

(b) Vesting following a Change of Control. In the event of a change of control (as defined in your Employment Agreement) prior to the date on which the Committee determines that the Performance Goals has been achieved, the Performance Goal shall be deemed to have been achieved, but, except as explicitly set forth in this Section 3(b) or Sections 3(a)(iv) and 3(d) of this Award Agreement, all outstanding service requirements shall continue and each portion of the outstanding Restricted Shares shall vest on the applicable Service Completion Date. For the avoidance of doubt, if a change of control occurs prior to the date on which the Committee determines that the Performance Goal has been achieved but following the applicable Service Completion Date, the Vesting Date shall be deemed to be the effective date of the change of control. Notwithstanding the foregoing, and subject to the procedures set forth in your Employment Agreement, if, during the one-year period following a change of control, your employment is terminated by the Company without cause (as defined in your Employment Agreement) or you terminate your employment for good reason (as defined in your Employment Agreement), then all outstanding Restricted Shares will immediately vest. For purposes of this Section 3(b), in the event that you are no longer subject to an Employment Agreement on the date your employment terminates due to its prior expiration, the terms “cause” and “good reason” shall have the meanings set forth in your Employment Agreement immediately prior to its expiration.

(c) Delivery of Shares. On or following the date of this Award Agreement, the Restricted Shares subject to this Award Agreement shall be evidenced in such manner as the Company shall determine. Any certificate or book entry issued or entered in respect of such Restricted Shares shall be registered in your name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares, substantially in the following form:

“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the DreamWorks Animation SKG, Inc. Amended and Restated 2008 Omnibus Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of DreamWorks Animation SKG, Inc.”

The Company shall require that the certificates or book entry credits evidencing title of the Restricted Shares be held in custody by the Company or such other custodian as may be designated by the Committee or the Company, until such time, if any, as your rights with respect to such Restricted Shares become vested, and the Company may require that, as a condition of your receiving the Restricted Shares, you shall have delivered to the Company or such other custodian as may be designated by the Committee or the Company a stock power, endorsed in blank, relating to such Restricted Shares. Upon the vesting of your rights with respect to such Restricted Shares, the legend set forth above shall be removed from the certificates or book entry credits evidencing such Shares.

(d) Failure to Assume or replace in a Change of Control. In the event of a change of control prior to the final Vesting Date, unless provision is made in connection with such change of control for (i) assumption of outstanding Restricted Shares or (ii) substitution for such Restricted Shares of new time-based restricted shares of a successor corporation or its “parent corporation” (as defined in Section

424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares that preserve the material terms and conditions of such outstanding Restricted Shares as in effect immediately prior to the change of control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the Restricted Shares as of the change of control and transferability of the Restricted Shares), all such Restricted Shares shall vest as of immediately prior to such change of control.

SECTION 4. Forfeiture of Restricted Shares. Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement or in Section 3 of this Award Agreement, if your employment with the Company and its Affiliates terminates prior to the final Vesting Date, your rights with respect to all Restricted Shares for which the relevant Vesting Date has not occurred shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto. Furthermore, unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement or in Section 3 of this Award Agreement, if the Committee determines on the final Determination Date that the Performance Goal has not been achieved, your rights with respect to all of the Restricted Shares shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividend Equivalents. Prior to the date on which your rights with respect to a Restricted Share become vested, you shall not be entitled to exercise any voting rights with respect to such Restricted Share and shall not be entitled to receive dividends or other distributions with respect thereto.

SECTION 6. Non-Transferability of Restricted Shares. Unless otherwise provided by the Committee in its discretion, Restricted Shares may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of such Restricted Shares in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Share certificates pursuant to Section 3(c) of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. In the event that there is withholding tax liability in connection with the vesting of Restricted Shares, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Restricted Shares in which you would be entitled to vest, a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b) Consents. Your rights in respect of the Restricted Shares are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. Subject to the terms of the Plan, this Award Agreement and your Employment Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in Section 10 of this Award Agreement, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	DreamWorks Animation SKG, Inc. 1000 Flower Street Glendale, CA 91201 Attention: General Counsel Telecopy: (818) 695-6123
If to you:	At the address specified in the Company’s records

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

SECTION 13. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 14(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Restricted Shares shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 14. Section 409A. (a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by fax, email or “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

DREAMWORKS ANIMATION SKG, INC.,
by

Name:
Title:

Lew Coleman

SCHEDULE A
Performance Goal with respect to the Restricted Shares

1.
The Performance Goal for the Restricted Shares shall be achieved if the Company realizes cumulative positive earnings before interest income (net) and taxes (“EBIT”) for either of the Performance Periods, determined as described in this Schedule A.

2.	For the purpose of determining whether the Performance Goal has been achieved, the following items shall be excluded:

a.	Share repurchases;

b.	Losses on the disposition or acquisition of a business;

c.	Expenses associated with changes in accounting principles, practices or interpretations;

d.	Losses on discontinued operations;

e.	Effects of the Tax Receivable Agreement, dated October 27, 2004, between the Company and DW Investment II, Inc., as may be amended or modified from time to time;

f.	Amount of film amortization expense that represents interest expense capitalized to films and other productions;

g.
For acquisitions occurring prior to December 31, 2013 and which include contingent earnout payments, income or losses, and fair value adjustments of contingent earnout payments, from such acquisitions;

h.	Any stock compensation expense associated with performance-vested equity awards recognized during the applicable Performance Period;

i.	Expenses classified as provisions for a recapitalization;

j.	Write downs of capitalized development costs;

k.	Expenses from restructuring initiatives, including severance and salary continuation payments;

l.	Third-party legal fees or any payments associated with litigation;

m.	Third-party legal, audit, consulting or banking costs associated with capital raising, merger or acquisition activity; and

n.	Other expenses or losses that are disclosed as a special, one-time or extraordinary item in accordance with generally accepted accounting principles.

3.	In each instance, the above-referenced items must be determined in accordance with generally accepted accounting principles.

4.
The Committee may, in its sole discretion, include any of the items set forth in paragraph 2 above in its calculation of EBIT if the inclusion has the effect of decreasing the level of EBIT achieved, but in no event may such item or items be included if such inclusion would have the effect of increasing the amount of EBIT.

5.
Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement or in Section 3 of this Award Agreement, if the Company’s EBIT was zero or less for both of the applicable Performance Periods, the Performance Goal will not have been achieved, and you will not be entitled to payment with respect to any of the Restricted Shares pursuant to this Award Agreement, and such Restricted Shares will expire and be forfeited.